UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under Rule 14a-12

BROOKDALE SENIOR LIVING, INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L&B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT James F. Flaherty III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION
DATED SEPTEMBER 3, 2019

ANNUAL MEETING OF STOCKHOLDERS
OF
Brookdale Senior Living, Inc.
_________________________

PROXY STATEMENT
OF
Land & buildings capital growth fund, lp
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY

Land & Buildings Capital Growth Fund, LP (“L&B Capital”), L&B Real Estate Opportunity Fund, LP (“L&B Opportunity”), Land & Buildings GP LP (“L&B GP”), Land & Buildings Investment Management, LLC (“L&B Management”), and Jonathan Litt (collectively, “Land & Buildings” or “we”) are significant stockholders of Brookdale Senior Living, Inc., a Delaware corporation (“Brookdale” or the “Company”), who beneficially own in the aggregate 7,348,646 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, representing approximately 4.0% of the Company’s outstanding shares of Common Stock. We believe that the Board of Directors of the Company (the “Board”) must be reconstituted to ensure that the Company is being run in a manner consistent with stockholders’ best interests. We have nominated two director candidates who have strong, relevant backgrounds and who are committed to fully exploring all opportunities to unlock stockholder value. We are seeking your support at the Annual Meeting of Stockholders scheduled to be held on __________, 2019 at _:___ _.m., Central Time, at _____________ (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”), for the following:

1.	To elect Land & Buildings’ director nominees, James F. Flaherty III and Jonathan Litt (collectively, the “Nominees”), to the Board as directors to hold office for a term of two years, or if the amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to accelerate declassification of the Board is approved by stockholders at the Annual Meeting, to hold office for a one-year term and until their respective successors are duly elected and qualified;
2.	To approve an amendment to the Charter to accelerate annual elections of Class II directors;
3.	To approve, on an advisory basis, the Company’s named executive officer compensation;
4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019;
5.	To approve an amendment to the Charter to facilitate implementation of a majority voting standard for uncontested elections of directors;
6.	To approve the Amended and Restated Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (the “Incentive Plan’); and
7.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponements thereof.

We believe that the terms of two Class II directors expire at the Annual Meeting. We are seeking your support at the Annual Meeting to elect our two Nominees in opposition to the Company’s two director nominees. Your vote to elect our Nominees will have the legal effect of replacing the Company’s two incumbent directors with our Nominees. If elected, such Nominees will represent a minority of the members of the Board, and therefore it is not guaranteed that they can implement the actions that they believe are necessary to enhance stockholder value.

As of the date hereof, Land & Buildings collectively owns an aggregate of 7,348,646 shares of Common Stock. Land & Buildings intends to vote their shares FOR the election of the Nominees, FOR the Charter amendment to accelerate annual elections of Class II directors, [FOR/AGAINST] the advisory vote to approve the named executive officer compensation, FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019, FOR approval of the Charter amendment to facilitate implementation of a majority voting standard for uncontested director elections, and [FOR/AGAINST] the approval of the Incentive Plan, as described herein.

The Company has set the close of business on ______, 2019 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). The mailing address of the principal executive offices of the Company is 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to the Company, as of the Record Date, there were ______ shares of Common Stock outstanding.

This Proxy Statement and the enclosed BLUE proxy card are first being mailed to stockholders on or about [____________], 2019.

THIS SOLICITATION IS BEING MADE BY LAND & BUILDINGS AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY. WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT. SHOULD OTHER MATTERS, WHICH LAND & BUILDINGS IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED BLUE PROXY CARD WILL VOTE ON SUCH MATTERS IN OUR DISCRETION.

LAND & BUILDINGS URGES YOU TO SIGN, DATE AND RETURN THE BLUE PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting—This Proxy Statement and our BLUE proxy card are available at

[_______]

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IMPORTANT

Your vote is important, no matter how many or few shares of Common Stock you own. Land & Buildings urges you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of the Nominees and in accordance with Land & Buildings’ recommendations on the other proposals on the agenda for the Annual Meeting.

•	If your shares of Common Stock are registered in your own name, please sign and date the enclosed BLUE proxy card and return it to Land & Buildings, c/o D.F. King & Co., Inc. (“D.F. King”), in the enclosed postage-paid envelope today.
•	If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a BLUE voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions.
•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any white proxy card you receive from the Company. Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our Nominees only on our BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

If you have any questions, require assistance in voting your BLUE proxy card,

or need additional copies of Land & Buildings’ proxy materials,

please contact D.F. King at the phone numbers listed below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 714-3312

Email: bkd@dfking.com

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Background to the Solicitation

During 2015 and 2016, Mr. Litt, Founder and CIO of Land & Buildings, spoke with the Company on multiple occasions to discuss undervaluation, concerns regarding operating performance and the need to restructure the leased portfolio.

On November 3, 2016, Mr. Litt, sent a letter to the Company, copying the chief executive officers of the Company’s largest three landlords, Ventas, Inc. (“Ventas”), Welltower Inc. (“Welltower”), and HCP, Inc. (“HCP”). The letter urged the Company to be proactive and explore all legal options available to the Company to terminate or reject unilaterally the Company’s leases with such landlords given the potential for further stockholder losses due to the burden of the leased portfolio.

On November 8, 2016, Mr. Litt sent a letter to the Company expressing Land & Buildings’ grave concerns with the deteriorating operations and once again implored the Company to focus its attention on restructuring the leased portfolio.

On December 20, 2016, Land & Buildings issued a public letter to the Company’s stockholders urging the Company to restructure the leases with its landlords and, as long as the Company traded at a discount to net asset value, to sell its owned real estate and distribute the proceeds to stockholders, and transition to an asset-light senior housing management company.

On January 13, 2017, Land & Buildings issued a public letter to the Company’s stockholders stating it believed Company stockholders would be extremely disappointed and would hold the Board accountable if the strategic alternatives process failed to result in a successful conclusion.

In February 2017, the Company publicly announced a strategic review process.

In June and July 2017, Mr. Litt and Non-Executive Chairman of the Board Daniel Decker corresponded regarding potential candidates to fill an existing director vacancy on the Board. Mr. Litt recommended multiple candidates. Mr. Decker suggested Marcus Bromley given Mr. Decker’s and Mr. Bromley’s decades-long friendship.

On July 25, 2017, the Company and Land & Buildings entered into an agreement (the “Brookdale Settlement Agreement”), pursuant to which, among other things, the Company agreed to appoint Mr. Bromley to the Board. The Company also agreed to review and consult with Land & Buildings regarding the composition of the Board prior to the 2018 annual meeting of stockholders (the “2018 Annual Meeting”), which the Company failed to do. Subsequent to the Brookdale Settlement Agreement, Mr. Decker and the Company disinvited Mr. Litt from a previously planned in-person meeting with the full Board in August 2017.

On September 23, 2017, Mr. Litt sent a letter to the Company, urging “sweeping changes at the management and Board level to reverse the poor operational execution and significant stockholder return underperformance” in the event a go-private transaction was not successful.

On October 30, 2017, Land & Buildings issued a public letter to the Company’s stockholders regarding the Company’s strategic review process, calling for increased transparency.

On February 14, 2018, Mr. Litt sent a letter to the Board expressing concern about the likelihood of executing a go-private transaction given the onerous leases and seeming discord in the Boardroom. Land & Buildings expressed its concerns about the continued significant value destruction and its belief that the Board has not upheld its fiduciary duties to stockholders. Mr. Litt also requested the 2018 Annual Meeting be held on its normal schedule in May.

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On February 16, 2018, Land & Buildings issued a public letter to the Company’s stockholders again calling for increased transparency into the strategic review process.

On February 22, 2018, the Company announced that it had formally concluded its strategic review process and rejected offers of nine dollars ($9) per share in cash up to eleven dollars ($11) per share in cash.

On February 27, 2018, Mr. Litt sent a letter to the Board asking the Company to hold the 2018 Annual Meeting in June, as is customary for most public companies.

Throughout 2018, Land & Buildings continued to engage with the Board and management stressing its grave concerns about the operating results of the Company and the Company’s refusal to pursue strategies to maximize value for all stockholders, including immediately de-staggering the Board, allowing stockholders to call a special meeting, restructuring the leases, monetizing assets and returning capital to stockholders.

On April 27, 2018, Land & Buildings issued a press release citing the restructured lease with Ventas “paving the way for Brookdale to monetize its valuable real estate portfolio,” which the Company has refused to to do in any material way since the restructuring.

On May 18, 2018, Land & Buildings issued a press release recommending the Company “revisit broad real estate monetizations.” Additionally, Land & Buildings continued to express concern regarding Brookdale’s corporate governance and strategic direction and stated, “[w]e hope to continue to work collaboratively with the Board and management team so that the Company’s corporate governance is in line with best-in-class 21st century governance.”

Throughout the summer of 2018, Land & Buildings considered the possibility of nominating directors to the Board for election at the 2018 Annual Meeting. However, in a show of good faith, Land & Buildings opted not to nominate directors following assurances from the Company that it would modernize its corporate governance and evaluate real estate monetizations.

On July 9, 2018, after the company filed its Proxy, Land & Buildings issued a press release highlighting the adverse corporate governance changes the company planned and outlining several necessary steps the company could take and refiling an updated Proxy that it believes would enhance corporate governance and improve the value of the Company, including fully de-staggering the Board at the 2018 Annual Meeting, refreshing the Board with directors that had additional relevant real estate, finance and healthcare experience, amongst other things.

On August 9, 2018, after the Brookdale Board refused to improve the corporate governance changes outlined in its initial Proxy filing, Land & Buildings issued a press release expressing serious concerns regarding what it viewed as a continued pattern by the Board and management of entrenchment-minded tactics. Specifically, Land & Buildings cited Brookdale’s failure to materially monetize its real estate or propose a fulsome modernization to its corporate governance practices, including immediately de-staggering the Board so that all directors would be elected annually and allowing stockholders to call special meetings.

On September 12, 2018, Land & Buildings issued a press release outlining its position that the Board and management were not seeking to maximize value for all stockholders based on their continued failure to monetize real estate and meaningfully modernize corporate governance. As examples, Land & Buildings specifically cited Brookdale’s failure to de-stagger the Board in a stockholder friendly manner and extending Mr. Wielansky’s term as a director to five years without a stockholder vote. Consequently, Land & Buildings indicated its intention to vote against the three directors up for election at the 2018 Annual Meeting.

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On November 9, 2018, Mr. Litt corresponded with Mr. Wielansky expressing Land & Buildings’ dissatisfaction at President, Chief Executive Officer and director, Lucinda M. Baier’s comment that the Company was in the “seventh inning” of its plan to strategically sell real estate and restructure leases. According to Ms. Baier, she resisted selling the Company’s owned real estate as she felt she could increase the operating income of the properties and then sell the properties for a higher price in the future. Mr. Litt pointed out that, in his experience, sophisticated real estate investors will pay for a substantial portion of that upside today. However, as a compromise, he suggested that if Ms. Baierseparating the Company into a Brookdale REIT and a Brookdale Operator, allowing stockholders to participate in the future value of the real estate. Ms. Baier dismissed all of Mr. Litt’s suggestions.

On November 28, 2018, Mr. Wielansky, Ms. Baier and other members of management met by video conference with Mr. Litt, real estate investment banking representatives of Bank of America Merrill Lynch, and an attorney specializing in the REIT industry. At the meeting, Mr. Litt and the advisors discussed compelling strategies to unlock substantial value by separating the Company into a Brookdale REIT and a Brookdale Operator. Ms. Baier listened patiently before concluding the call and dismissing the views of seasoned investment banking and legal advisors on the viability of the strategy. We believe Ms. Baier’s short tenure as CEO and short tenure as CFO of Brookdale and lack of industry experience was clearly on display by her summary dismissal of the strategies presented by the banker, lawyer and Mr. Litt, who has 25 plus years in the REIT industry.

On December 14, 2018, Mr. Litt corresponded with Mr. Wielansky, expressing Land & Buildings’ continued disappointment with the Company’s lack of meaningful progress on evaluating the potential course of action of separating the Company into a Brookdale REIT and Brookdale Operator and enhancing corporate governance.

On April 15, 2019, Mr. Litt spoke with Mr. Wielansky, informing Mr. Wielansky in advance that Mr. Litt would be speaking at an investor conference outlining the need for the Board to be refreshed, and that Mr. Litt hoped that the Company and Land & Buildings could work collaboratively to avoid a potential proxy contest.

On May 15, 2019, Mr. Litt spoke with Mr. Wielansky, Ms. Baier and other members of management. During the conversation, Ms. Baier was steadfast that the lease restructuring agreements with Ventas, Welltower and HCP contained no material impediments to the creation of a Brookdale REIT and Brookdale Operator. During the conversation, Mr. Litt found that Ms. Baier provided no credible reasons why real estate monetization, hiring third-party managers to manage owned assets, or a REIT could not be pursued.

On May 21, 2019, Land & Buildings sent a letter to the Board expressing its frustration with the Company’s continued “material underperformance and undervaluation” and highlighted its “serious concerns with Brookdale’s rationale for not engaging in a material asset monetization program, including utilizing a REIT structure to allow current stockholders to participate in the future upside of the real estate value.”

On May 30, 2019, Mr. Litt spoke with members of the Nominating and Corporate Governance Committee regarding his continued concerns with the Company, including Jackie M. Clegg’s (Chairman of the Committee) long tenure on the Board and the failure to immediately de-stagger the Board. Surprisingly, one of the new Board members on the Nominating and Corporate Governance Committee did not know that the Board was staggered and did not understand the de-staggering plan, nor did the director seem to understand why Mr. Litt believed it was stockholder unfriendly even after Mr. Litt explained it in detail.

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On June 5, 2019, in a letter to the Nominating and Corporate Governance Committee, Land & Buildings offered a path to a collaborative resolution to avoid a potential proxy contest and notified the Company that Land & Buildings engaged a highly regarded advisor to undertake an analysis of the creation of a Brookdale REIT.

On June 19, 2019, representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), the Company’s counsel, and representatives of Olshan Frome Wolosky LLP (“Olshan’), Land & Buildings’ counsel, engaged in a telephonic discussion on behalf of their clients regarding reaching a collaborative resolution to avoid a potential proxy contest. During the conversation, representatives of Skadden proposed (i) nominating one mutually agreed upon independent director for election to the Board at the Annual Meeting, (ii) causing the Investment Committee to re-examine an OpCo/PropCo separation transaction and (iii) having Land & Buildings abide by customary standstill provisions. Representatives of Olshan stated that Land & Buildings would agree to standstill provisions similar to those in the Brookdale Settlement Agreement and counter proposed (i) adding two mutually agreed upon directors to the Board, (ii) one incumbent director stepping down from the Board following the Annual Meeting and (iii) forming a new special committee of the Board to review strategic alternatives, including a potential OpCo/PropCo separation transaction.

On June 25, 2019, representatives of Skadden and Olshan engaged in a follow up telephonic conversation on behalf of their clients, during which representatives of Skadden, on behalf of the Company, offered to (i) nominate one director selected by the Company and one director selected by Land & Buildings for election at the Annual Meeting, (ii) appoint the new director selected by Land & Buildings to the Investment Committee and (iii) cause the Investment Committee to re-examine an OpCo/PropCo separation transaction.

On July 2, 2019, Land & Buildings delivered notice to the Company of Land & Buildings’ nomination of Messrs. Litt and Flaherty for election to the Board at the Annual Meeting. In addition, Land and Buildings delivered to the Board an analysis prepared by Green Street Advisors, LLC (“Green Street”), the leading independent real estate research advisory firm, outlining the compelling case for the creation of a Brookdale REIT and Brookdale Operator, which Green Street concluded could lead to 70% share price appreciation.

On July 5, 2019, Mr. Litt emailed Mr. Wielansky, Chairman of the Board and Marcus E. Bromley to arrange a time to speak, stating, “[i]t would be great if we could find a time to chat to see if we can find a path forward.” Mr. Wielansky ceased all communications with Land & Buildings after he responded, “[g]iven where we are it probably makes sense for you to talk with our counsel.”

On July 8, 2019, representatives of Olshan contacted representatives of Skadden to try to reach a resolution to avoid the potential proxy contest. On behalf of Land & Buildings, representatives of Olshan proposed that the Company (i) appoint one director selected by the Company and one director selected by Land & Buildings to the Board, (ii) appoint the director selected by Land & Buildings to a newly formed special committee and (iii) cause the special committee to engage the highly regarded advisory firm Green Street to assist with the exploration of an OpCo/PropCo separation transaction and other potential strategic opportunities.

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On July 12, 2019, representatives of Skadden and Olshan engaged in a follow up telephonic discussion regarding potential resolutions. During the conversation, representatives of Skadden proposed (i) appointing one director who it believed to be supported by a large stockholder of the Company, who would serve on the Investment Committee, and one additional mutually agreed upon director to the Board, (ii) causing the Investment Committee, with the assistance of the Company’s financial advisor, to review an OpCo/PropCo transaction and other potential asset monetization strategies and (iii) that the Investment Committee not be mandated to explore strategic alternatives.

On July 15, 2019, representatives of Olshan informed representatives of Skadden that Land & Buildings was extremely disappointed with the Company’s most recent settlement offer and that such offer did not reflect the degree of change that Land & Buildings believes is required at the Company.

On July 16, 2019, Land & Buildings issued a press release stating that the Company had failed to engage with its Nominees and expressing its belief that the recent governance actions taken by the Company have been reactionary and fall short of the change required at the Company. Land & Buildings also announced in the press release that it had engaged Green Street to value the Company and to provide an analysis on the feasibility of an OpCo/PropCo transaction. Land & Buildings revealed that Green Street’s preliminary analysis suggested that the Company’s pursuit of an OpCo/PropCo transaction could lead to a substantially higher share price. Land & Buildings also requested in the press release that the Investment Committee engage Green Street to further evaluate an OpCo/PropCo transaction.

On July 16, 2019, the Company issued a press release responding to Land & Buildings’ press release.

On July 30, 2019, Land & Buildings issued a public letter to the Company’s stockholders criticizing the Company’s “alarming operational underperformance and poor stockholder returns” and demonstrating why it believes its Nominees have the requisite experience to help properly evaluate ways to maximize value for Brookdale stockholders.

On July 31, 2019, Messrs. Litt and Flaherty submitted completed director and officer questionnaires at the Company’s request even though such questionnaires are not required under the Bylaws in order for a shareholder to nominate director candidates, consistent with Land & Buildings’ continued desire to reach a constructive resolution with the Company.

In early August, Olshan, on behalf of Land & Buildings, reached out to representatives of Skadden to request a meeting among the Company’s bankers and senior management and Green Street to discuss all strategic options, including an OpCo/PropCo transaction, and to understand why the Company and its advisors concluded that an OpCo/PropCo transaction would not work for Brookdale.

On August 13, 2019, Land & Buildings released Green Street’s analysis, outlining what Land & Buildings believed to be a compelling case for the Company to pursue an OpCo/PropCO transaction. Additionally, Land & Buildings issued a public letter to the Company’s stockholders, outlining the “the litany of value maximizing and stockholder-friendly options that Brookdale has refused to act on or implement” and criticizing the Company and its advisors for not meeting with Land & Buildings and Green Street to discuss the contents of the report. Land & Buildings also expressed its concerns that the Company did not meaningfully engage with Land & Buildings or its Nominees.

On August 23, 2019, Korn Ferry interviewed Mr. Flaherty telephonically for nine minutes. Korn Ferry acknowledged Mr. Flaherty’s high qualifications and expertise. Mr. Flaherty felt the interview was a perfunctory “check the box” exercise.

On August 26, 2019, Korn Ferry interviewed Mr. Litt telephonically for 18 minutes. Korn Ferry specifically cited that they had been charged with interviewing the “big bad activist” essentially acknowledging that there was no chance Mr. Litt would be recommended to the Board. Korn Ferry likewise acknowledged Mr. Litt’s appropriate skill sets and experience.

On August 28, 2019, the Company filed its preliminary proxy statement with the SEC.

On September 3, 2019, Land & Buildings filed its preliminary proxy statement with the SEC.

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REASONS FOR THE SOLICITATION

For nearly three years, Land & Buildings has sought to work constructively with the Board and management of Brookdale to help unlock the opportunities that we believe are available to drive substantial value for all stockholders. In furtherance of these efforts, we have repeatedly given Brookdale the benefit of the doubt and have been willing to accept incremental change accompanied by repeated promises that a new day for stockholders was just over the horizon. However, we have reached a point where the facts are simply too overwhelming to ignore.

This contest is a referendum on the Company's historical underperformance and whether the directors in place today, and their nominees, are best equipped to reverse this trend and properly evaluate the range of strategic and operational opportunities available to maximize value for all Brookdale stockholders. We believe the answer is a resounding NO. The status quo is simply no longer tenable.

In our view, when considering the credibility and troubling track record of this Board, the numerous value maximizing and stockholder-friendly options that Brookdale has refused to act on or implement speaks volumes, including their apparent refusal to:

× Immediately destagger the Board;
× Allow stockholders to call a special meeting;
× Hold annual meetings on a regularly scheduled basis during the first half of the calendar year as the vast majority of public companies do;
× Sell owned real estate as long as shares trade at a material discount to net asset value (NAV);
× Hire third-party operators to manage underperforming owned real estate;
× Separate the Company into a REIT and operator;
× Monetize ancillary services; and
× Pursue a sale of the Company, including since leases were restructured.

We believe that meaningful change is clearly – and urgently – needed. That is why we have nominated two highly qualified and experienced director candidates, Jay Flaherty and Jonathan Litt, for election to the Board at the Annual Meeting. Messrs. Flaherty and Litt have the deep healthcare, real estate and finance experience that we believe is necessary to help maximize value for all Brookdale stockholders and instill the much needed accountability in the boardroom.

We are Concerned by Brookdale’s Historical Underperformance

We believe Brookdale’s history of stark operational underperformance, lost credibility, and poor capital allocation and balance sheet management have contributed to the Company’s unacceptable total shareholder return (“TSR”) underperformance compared to its peers.

Importantly, this sustained underperformance does not appear to be an aberration or a trend that can be blamed on external market conditions. In our view, it is the result of consistently poor decision-making and a failure of oversight that we believe is symptomatic of an under-qualified and out of touch Board.

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In recent years, the Company has underperformed its Healthcare REIT peers’1 senior housing operating portfolios (“SHOP”) on nearly all relevant metrics, including:

•	Same-store net operating income (“NOI”) growth;
•	Same-store occupancy; and
•	Same-store RevPOR (“rate”) growth.

Brookdale’s operations have significantly trailed the senior housing operating portfolios of its Healthcare REIT peers, leading to same-store NOI growth underperformance of -18% on a compound basis from 2016 through 1Q19. Had the Company simply performed in-line with the Healthcare REIT peers, our estimated NAV for Brookdale would be more than 50% higher. This upside potential is substantial, and we believe further change is needed at the Company to ensure it is recaptured, including new directors that have the experience and expertise necessary to identify and execute on the right solutions to help reverse this trend of underperformance.

We believe the Company’s historical operational underperformance is clearly displayed by its consistent lower level of same-store senior housing occupancy relative to the Healthcare REIT SHOP portfolios. Quarter-by-quarter, Brookdale has experienced lower occupancy than the Healthcare REIT peer average and has failed to close the gap in any meaningful way. The Company has stated that a 1% increase in occupancy is $20 million in additional operating margin.2

1 As defined as HCP, Ventas and Welltower, the three healthcare REITs with large senior housing operating portfolios.

2 Source: Brookdale August 5, 2019 Investor Presentation.

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Brookdale’s lower levels of occupancy have not been compensated for with stronger rate growth (“revenue per occupied room”). The Company has materially underperformed the Healthcare REIT peers. The Company has stated that a 1% increase in rate above expense inflation is $25 million in additional operating margin.3 The upside opportunity is once again extraordinary given the approximate 1% annualized underperformance since 2016.

We are Concerned by Brookdale’s Pattern of Consistently Missing and Lowering Guidance

Brookdale has a long history of issuing guidance below investor expectations and then failing to meet the Company’s own forecasts. Unfortunately, this trend has continued in 2018 and 2019. For example:

•	2015 Cash from Facility Operations (“CFFO”) per share, a now abandoned metric, came in over 10% below the midpoint of initial guidance;
•	2016 Adjusted EBITDA came in over 6% below the midpoint of initial guidance;
•	2017 Adjusted EBITDA came in about 4% below the midpoint of initial guidance;
•	2018 Adjusted EBITDA came in about 4% below the midpoint of initial guidance; and
•	2019 Adjusted EBITDA guidance was issued 18% below consensus expectations.

In fact, Brookdale has seen consensus EBITDA estimates4 decline by an average of 35% annually from 2016 to 2019.

3 Source: Brookdale August 5, 2019 Investor Presentation.

4 Source: Bloomberg; Consensus EBITDA estimates captures entire timeframe Bloomberg has consistent data.

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We are Concerned by Brookdale’s Poor Capital Allocation and Balance Sheet Management

Brookdale is the largest operator in the U.S. senior housing sector, with more than double the units under management of its closest peers. Unfortunately, numerous acquisitions over the past decades have led to scale, but not value creation. In fact, Brookdale’s current share price is less than half of its $19 IPO in August 2005.

This poor capital allocation acumen was highlighted by Brookdale’s 2014 acquisition of Emeritus Corp. (“Emeritus”), its closest competitor, near the peak of the last senior housing upcycle. Through the Emeritus merger, Brookdale bulked up, added leverage and promised a host of synergies and revenue opportunities that never materialized as integration issues plagued the Company. Additionally, the transaction saddled stockholders with a whole new portfolio of leased assets that have negatively impacted cash flow and have been a significant impediment to various strategic options.

The day the Emeritus merger closed the share price was $34.65 per share. Today, Brookdale trades at approximately $8 per share.5

5 On August 30, 2019, Brookdale’s closing price was $8.18.

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The Company’s misguided dual commitment to growth and reticence to shrink has allowed Brookdale to operate at elevated leverage levels for far too long. Brookdale has and continues to operate with a higher percentage of debt than the Healthcare REIT peers, and the Company has articulated no clear plan to lower leverage in the near-term, which is at 7.0x vs. 5.5x for its Healthcare REIT peers.6

The small amount of proceeds from asset sales in recent months are being reinvested into the Company instead of being used to pay down debt or sent back to stockholders. Brookdale has not paid a dividend to stockholders since 2008 while its Healthcare REIT peers have paid meaningful dividends, consistently increasing them, and today yield nearly 5% on an annualized basis.

We are Concerned by Brookdale’s Abysmal Total Shareholder Returns

Brookdale’s TSRs have consistently underperformed relative to Proxy Peers,7 Healthcare REIT peers, and the broad market8 over the trailing 10-year, 5-year, 3-year, and 1-year time periods.9 Given the operational underperformance of the Company, this is not surprising.

In 2019, Brookdale’s stock plumbed new lows, trading below $6 per share for the first time since the financial crisis. While the Company will claim it is on the right track and in the midst of a turnaround, these persistent failures give us little hope that things will be different this time around. A departure from the status quo and new solutions are clearly required to drive performance and execute upon the opportunities that we believe are available to maximize value for the benefit of all Brookdale stockholders.

6 Based on first quarter 2019 disclosures; HCP is Net Debt / Adjusted EBITDA, Ventas is Net Debt / Adjusted Pro Forma EBITDA, Welltower is Net Debt / Adjusted EBITDA, and Brookdale is Adjusted Net Debt / Adjusted EBITDAR.

7 As defined in the Company’s proxy statement filed August 21, 2018.

8 As defined as the S&P 500.

9 As measured through July 3, 2019, the last trading day before the Company’s public disclosure of Land & Buildings’ director nomination.

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We are Concerned by Brookdale’s Poor Corporate Governance Practices and Reactionary Changes

Recent steps taken by the Company to enhance governance have, in our view, been reactionary and in direct response to our criticisms as well as our director nominations, including an accelerated de-staggering of the Board, which the Company initially resisted, and two recent resignations by long-tenured Brookdale directors. Indeed, the Company’s commitment to initially de-stagger the Board followed Land & Buildings’ repeated private and public requests to modernize its corporate governance by declassifying the Board. Unfortunately, rather than immediately de-stagger the Board and have all directors elected to one-year terms in 2018, the Board initially chose the most stockholder-unfriendly plan to de-stagger the Board, such that the Board would not be fully de-staggered until 2021. It was then only after our continued pressure did the Company agree to take steps to accelerate the Board declassification. Even with this accelerated declassification, however, the Company has still refused to provide for an immediate declassification of the full Board. In fact, Chairman Lee Wielansky is now in the midst of serving a five-year director term and won’t be facing a stockholder vote until 2020.

We are concerned these actions, and potential future actions, are a means to entrenchment as opposed to genuine positive change. Brookdale stockholders deserve directors who will be proactive and work tirelessly to enhance value, not ones who appear only committed to doing so in the face of stockholder pressure.

We are also concerned with other aspects of Brookdale’s governance profile. Despite our repeated requests, the Board has continued to refuse to take the necessary steps to allow stockholders to call a special meeting. Further, the Board chose not to release potential acquirers of the Company from standstill agreements they signed during the strategic review process.

Land & Buildings’ Nominees Would Bring Much-Needed Change to the Board

Now is the time to instill accountability and implement real change at Brookdale in order to reverse the Company’s historical underperformance. It seems quite clear to us that the Company’s current path does not adequately address the range of strategic and operational opportunities available to the Company.

Land & Buildings’ two director candidates for election to the Board at the Annual Meeting, Jay Flaherty and Jonathan Litt, have the deep healthcare, real estate and finance experience necessary to help properly evaluate the best ways to maximize value for all Brookdale stockholders.

James F. Flaherty III is the Managing Partner of Corby 2.0, LLC, an investment firm focused on a variety of healthcare and healthcare real estate transactions, which he founded in December 2017. Prior to founding Corby 2.0, Mr. Flaherty served as the Chief Executive Officer and President of NorthStar Healthcare Income, Inc. (“NorthStar Healthcare Income”), a publicly registered, non-traded real estate investment trust sponsored by NorthStar Asset Management Group Inc. (NYSE: NSAM), from January 2014 to November 2014. During this time, he was responsible for the directional strategy of NorthStar Healthcare Income’s healthcare real estate business. Mr. Flaherty previously served as Chairman and Chief Executive Officer of HCP, Inc. (NYSE: HCP) (“HCP”), a REIT, from 2003 to 2013. During his tenure at HCP, Mr. Flaherty grew HCP’s equity market capitalization tenfold, from approximately $2 billion in 2003 to over $20 billion in 2013, becoming the third largest REIT in the United States, the first healthcare REIT selected to the S&P 500 and the only REIT in the world selected to the S&P 500 “Dividend Aristocrats” Index.

Jonathan Litt is the Founder and Chief Investment Officer of Land & Buildings Investment Management, LLC, a registered investment advisor specializing in publicly traded real estate and real estate related securities, which he founded in 2008. Prior to founding Land & Buildings, Mr. Litt was Managing Director and Senior Global Real Estate Analyst at Citigroup, where he was responsible for Global Property Investment Strategy, coordinating a 44-person team of research analysts located across 16 countries.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company currently has a classified Board, which is divided into three (3) classes. We believe the terms of two (2) Class II directors expire at the Annual Meeting. According to the Company’s proxy statement and as set forth in further detail in “Proposal No. 2” below, at the Annual Meeting stockholders will vote to amend Article Eleven of the Charter so that the Class II directors elected at the Annual Meeting will be elected for a one-year term expiring at the 2020 annual meeting of stockholders instead of a two-year term expiring at the 2021 annual meeting of stockholders, as the Charter currently provides. Your vote to elect our Nominees will have the legal effect of replacing two incumbent directors with the Nominees. If elected, our Nominees will represent a minority of the members of the Board, and therefore it is not guaranteed that they can implement the actions that they believe are necessary to enhance stockholder value. There is no assurance that any incumbent director will serve as a director if our Nominees are elected to the Board. You should refer to the Company's Proxy Statement for the names, background, qualifications and other information concerning the Company's nominees.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of the Nominees. The ages shown below are as of the date of the filing of this proxy statement. The nomination was made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments. The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company are set forth above in the section entitled “Reasons for the Solicitation” and below. This information has been furnished to us by the Nominees. The Nominees are citizens of the United States of America.

James F. Flaherty III, age 62, is the Managing Partner of Corby 2.0, an investment firm focused on a variety of healthcare and healthcare real estate transactions, which he founded in December 2017. Prior to founding Corby 2.0, Mr. Flaherty served as the Chief Executive Officer and President of NorthStar Healthcare Income, a publicly registered, non-traded real estate investment trust (REIT) sponsored by NorthStar Asset Management Group Inc. (NYSE: NSAM), from January 2014 to November 2014. During this time, he was responsible for the directional strategy of NorthStar Healthcare Income’s healthcare real estate business. He also served as Vice Chairman of the Board of Directors of NorthStar Healthcare Income from November 2014 to February 2016. Mr. Flaherty previously served as Chairman and Chief Executive Officer of HCP (NYSE: HCP), a REIT, from 2003 to 2013. During his tenure at HCP, Mr. Flaherty grew HCP’s equity market capitalization tenfold, from approximately $2 billion in 2003 to over $20 billion in 2013, becoming the third largest REIT in the United States, the first healthcare REIT selected to the S&P 500 and the only REIT in the world selected to the S&P 500 “Dividend Aristocrats” Index. Prior to joining HCP, Mr. Flaherty served as Managing Director at Merrill Lynch & Co. (n/k/a Bank of America Corporation (NYSE: BAC)) (“Merrill Lynch”), an investment bank and financial services company, from 1983 to 2002, in a variety of investment banking, capital markets, and private equity functions and was head of Merrill Lynch’s Global Healthcare Group. Mr. Flaherty began his career at Ernst & Whinney (n/k/a Ernst & Young LLP), from 1979 to 1981, where he was a Certified Public Accountant. Mr. Flaherty has served as Chairman of the Strategic Advisory Board for Vesey Street Capital Partners, LLC, a private equity healthcare firm, since 2017. Mr. Flaherty previously served on the Board of Directors of Quest Diagnostics Inc. (NYSE: DGX), a leading national provider of diagnostic testing, information and services, from February 2003 to May 2006. Since 2007, Mr. Flaherty has served as a member of the Board of Directors at The University of Notre Dame. Mr. Flaherty received a Bachelor of Business Administration in Accounting from the University of Notre Dame and earned a Master of Business Administration from the Graduate School of Management at the University of California, Los Angeles. Land & Buildings believes that Mr. Flaherty is qualified to serve as a director of the Company given his extensive experience as an executive of the third largest REIT in the United States, coupled with his expertise gained as an investor in the healthcare and healthcare real estate industries and his public company board experience.

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Jonathan Litt, age 55, is the Founder and Chief Investment Officer of L&B Management, a registered investment advisor specializing in publicly traded real estate and real estate related securities, which he founded in 2008. Prior to founding Land & Buildings, Mr. Litt was Managing Director and Senior Global Real Estate Analyst at Citigroup, where he was responsible for Global Property Investment Strategy, coordinating a 44-person team of research analysts located across 16 countries. Mr. Litt previously served on the Board of Directors of Taubman Centers, Inc. (NYSE: TCO), an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of regional, super-regional and outlet shopping centers in the U.S. and Asia, from May 2018 to May 2019. He has served as a director of the Children with Dyslexia Scholarship Fund since 1998 and Land & Buildings Offshore Fund, Ltd. since 2008. Mr. Litt previously served as a director of Mack-Cali Realty Corporation (NYSE: CLI), a leading owner, manager, and developer of office and class A residential real estate throughout the Northeast, from March 2014 to August 2016, where he served as a member of the Audit Committee. Mr. Litt holds a Bachelor of Arts degree in Economics from Columbia University and a Master of Finance degree from New York University's Stern School of Business. Land & Buildings believes that Mr. Litt is well-qualified to serve as a director of the Company given his extensive experience as a director, his lengthy history in the real estate investment industry, and his expertise gained as Founder and Chief Investment Officer of L&B Management.

The principal business address of Mr. Flaherty is c/o Corby 2.0, LLC, 11601 Wilshire Blvd., Suite 1600, Los Angeles, California 90025. The principal business address of Mr. Litt is 1 Landmark Square, 7th Floor, Stamford, Connecticut 06901.

As of the date hereof, Mr. Flaherty does not own directly or beneficially any securities of the Company and has not entered into any transactions in securities of the Company during the past two years.

As of the date hereof, Mr. Litt does not directly own any securities of the Company and has not entered into any transactions in securities of the Company during the past two years. Mr. Litt, as the managing principal of L&B Management, which is the investment manager of each of L&B Opportunity and L&B Capital, and is the investment advisor of certain accounts (the “Managed Accounts”), may be deemed the beneficial owner of the (i) 1,456,967 shares of Common Stock owned directly by L&B Capital, (ii) 1,614,937 shares of Common Stock owned directly by L&B Opportunity, and (iii) 4,276,742 shares of Common Stock held in the Managed Accounts. For information regarding transactions in securities of the Company during the past two years by L&B Capital, L&B Opportunity and L&B Management through the Managed Accounts, please see Schedule I.

Land & Buildings believes that each of the Nominees presently is, and if elected as a director of the Company, each of the Nominees would be, an “independent director” within the meaning of (i) applicable New York Stock Exchange (“NYSE”) listing standards applicable to board composition, including NYSE Rule 303A.02 and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

L&B Management has signed a letter agreement, pursuant to which it has agreed to indemnify Mr. Flaherty against claims arising from the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting and any related transactions.

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Mr. Litt is the Founder and Chief Investment Officer of L&B Management and, as such, has received compensation from L&B Management and certain of its affiliated funds, consisting of salary, bonus and carried interest.

Other than as stated herein and except for compensation (and related benefits) received by Mr. Litt as an employee of L&B Management, there are no arrangements or understandings between Members of Land & Buildings and any of the Nominees or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting. None of the Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

We do not expect that the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed BLUE proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, we would identify and properly nominate such substitute nominee(s) in accordance with the Bylaws and shares of Common Stock represented by the enclosed BLUE proxy card will be voted for such substitute nominee(s). We reserve the right to nominate additional person(s), to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting. Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Land & Buildings that any attempt to increase the size of the current Board or to reconstitute or reconfigure the classes on which the current directors serve, constitutes an unlawful manipulation of the Company’s corporate machinery.

WE URGE YOU TO VOTE “FOR” THE ELECTION OF THE NOMINEES ON THE ENCLOSED BLUE PROXY CARD.

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PROPOSAL NO. 2

Approval of Amendment to the Charter to Accelerate Annual Elections of Class II Directors

As discussed in further detail in the Company’s proxy statement, at the 2018 Annual Meeting, the stockholders voted to amend Article Eleven of the Charter to provide for a phased elimination of the classified structure of the Board over a three-year period. Specifically, the Charter was amended to provide that directors elected at the 2018, 2019 and 2020 annual meetings of stockholders will hold office for a term of three, two and one years, respectively, in each case until his or her successor is duly elected and qualified, and that all directors will stand for election for a one-year term beginning at the 2021 annual meeting of stockholders. At the Annual Meeting, the Company is asking that stockholders vote to further amend Article Eleven of the Charter so that the Class II directors elected at the Annual Meeting will be elected for a one-year term expiring at the 2020 annual meeting of stockholders instead of a two-year term expiring at the 2021 annual meeting of stockholders.

According to the Company’s proxy statement, if this proposal is approved by stockholders, the Chairman will recess the Annual Meeting so that the Company may file a Certificate of Amendment with the Delaware Secretary of State to implement this Charter amendment. Once the Certificate of Amendment becomes effective, the Chairman will re-convene the Annual Meeting and proceed to the election of Class II directors for a one-year term expiring at the 2020 annual meeting of stockholders. If this Charter amendment is not approved by stockholders, the Class II directors will instead be elected for a two-year term expiring at the 2021 annual meeting of stockholders.

A summary of the Charter amendment and the complete text of such amendment are set forth in the Company’s proxy statement.

WE RECOMMEND A VOTE IN FAVOR OF THE AMENDMENT TO THE CHARTER to Accelerate Annual Elections of Class II Directors AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

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PROPOSAL NO. 3

ADVISORY APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

As discussed in further detail in the Company’s proxy statement, the Company is asking stockholders to indicate their support for the compensation of the Company’s executive officers. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s executive officers and the philosophy, policies and practices described in the Company’s proxy statement. Accordingly, the Company is asking stockholders to vote for the following resolution:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in the Company’s proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.”

As disclosed in the Company’s proxy statement, the stockholder vote on the say-on-pay proposal is an advisory vote only, and is not binding on the Company, the Board or the Compensation Committee or creating or implying any additional fiduciary duty for any of them. However, as disclosed in the Company’s proxy statement, the Compensation Committee will consider the outcome of the vote when making future compensation decisions for named executive officers.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE SAY-ON-PAY PROPOSAL AND INTEND TO VOTE OUR SHARES [“FOR”/“AGAINST”] THIS PROPOSAL.

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PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

As discussed in further detail in the Company’s proxy statement, the Company’s Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2019 and is proposing that stockholders ratify such appointment. The Company is submitting the appointment of Ernst & Young LLP for ratification of the stockholders at the Annual Meeting. As disclosed in the Company’s proxy statement, if the stockholders do not ratify this appointment at the Annual Meeting, the Audit Committee will re-evaluate the appointment of Ernst & Young LLP.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THIS PROPOSAL AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

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PROPOSAL NO. 5

Approval of Amendment to the CHARTER to Facilitate Majority Voting Standard for Uncontested Director Elections

As discussed in further detail in the Company’s proxy statement, Article Eleven of the Charter currently provides that directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at any annual or special meeting of stockholders. According to the Company’s proxy statement, the Company is asking that stockholders vote to amend Article Eleven of the Charter to remove from it the plurality voting standard for director elections to facilitate the Board’s implementation of a majority voting standard in uncontested director elections through an amendment to the Bylaws.

A summary of the Charter amendment and the complete text of such amendment are set forth in the Company’s proxy statement.

WE RECOMMEND A VOTE IN FAVOR OF THE AMENDMENT TO THE CHARTER TO FACILITATE MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

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PROPOSAL NO. 6

Approval of THE Incentive Plan

As discussed in further detail in the Company’s proxy statement, the Company is seeking to have stockholders approve the Incentive Plan. The Incentive Plan will replenish the number of shares of Common Stock available to be granted under the Incentive Plan by 5,800,000 and provide for certain other amendments.

A summary of the Incentive Plan and an overview of the proposed changes are set forth in the Company’s proxy statement, along with a copy of the Incentive Plan.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE APPROVAL OF THE INCENTIVE PLAN AND INTEND TO VOTE OUR SHARES [“FOR”/”AGAINST”] THIS PROPOSAL.

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VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Stockholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares after the Record Date. Based on publicly available information, Land & Buildings believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock.

Shares of Common Stock represented by properly executed BLUE proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees, FOR the Charter amendment to accelerate annual elections of Class II directors, [FOR/AGAINST] the advisory vote to approve the named executive officer compensation, FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019, FOR approval of the Charter amendment to facilitate implementation of a majority voting standard for uncontested director elections, [FOR/AGAINST] approval of the Incentive Plan, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting, as described herein.

According to the Company’s proxy statement for the Annual Meeting, the current Board intends to nominate two (2) candidates for election as directors at the Annual Meeting. This Proxy Statement is soliciting proxies to elect only our Nominees. Accordingly, the enclosed BLUE proxy card may only be voted for the Nominees and does not confer voting power with respect to the Company’s nominees. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of the Common Stock issued and outstanding on the Record Date will constitute a quorum for the transaction of business.

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in “street name” and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). Under rules of NYSE, your broker will not have discretionary authority to vote your shares at the Annual Meeting on any of the proposals.

If you are a beneficial owner, your broker will vote your shares pursuant to your instructions, and those shares will count in the determination of a quorum. Brokers do not have discretionary authority to vote on any of the proposals at the Annual Meeting.  Accordingly, unless you vote via proxy card or provide instructions to your broker, your shares of Common Stock will count for purposes of attaining a quorum, but will not be voted on those proposals.

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VOTES REQUIRED FOR APPROVAL

Election of Directors ─ According to the Company’s proxy statement, directors will be elected pursuant to a plurality voting standard, which means that the two nominees for director receiving the highest number of “FOR” votes will be elected as directors of the Company. With respect to the election of directors, only votes cast “FOR” a nominee will be counted. Proxy cards specifying that votes should be withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. Neither an abstention nor a “broker non-vote” will count as a vote cast “FOR” or “AGAINST” a director nominee.  Therefore, abstentions and “broker non-votes” will have no direct effect on the outcome of the election of directors.

Charter Amendment to Accelerate Annual Elections of Class II Directors – According to the Company’s proxy statement, the proposal to amend the Charter so that the Class II directors elected at the Annual Meeting will be elected for a one-year term expiring at the 2020 annual meeting of stockholders instead of a two-year term expiring at the 2021 annual meeting of stockholders requires the affirmative vote of the holders of a majority of shares of the outstanding Common Stock on the Record Date. The Company has indicated that abstentions and broker non-votes will have the same effect as voting against this proposal.

Advisory Vote on Executive Compensation ─ According to the Company’s proxy statement, although the vote is non-binding, assuming that a quorum is present, the advisory vote on executive compensation will be approved if the holders of the majority of shares present and entitled to vote on the matter approve the Company’s resolution on executive compensation. The Company has indicated that abstentions will act as a vote against this proposal and broker non-votes will have no direct effect on the outcome this proposal.

Ratification of the Selection of Accounting Firm ─ According to the Company’s proxy statement, assuming that a quorum is present, the appointment of Ernst & Young LLP will be deemed to have been ratified if the holders of the majority of shares present and entitled to vote on the matter vote in favor of ratification. The Company has indicated that abstentions will act as a vote against this proposal.

Charter Amendment to Facilitate Majority Voting Standard – According to the Company’s proxy statement, the proposal to amend the Charter to remove from it the plurality voting standard for director elections requires the affirmative vote of the holders of a majority of shares of the outstanding Common Stock on the Record Date. The Company has indicated that abstentions and broker non-votes will have the same effect as voting against this proposal.

Approval of the Incentive Plan – According to the Company’s proxy statement, assuming that a quorum is present, the Incentive Plan will be approved if the holders of the majority of shares present and entitled to vote on the matter vote in favor of this proposal. The Company has indicated that abstentions will act as a vote against this proposal and broker non-votes will have no direct effect on the outcome this proposal.

Under applicable Delaware law, none of the holders of Common Stock is entitled to dissenters’ rights in connection with any matter to be acted on at the Annual Meeting. If you sign and submit your BLUE proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with Land & Buildings’ recommendations specified herein and in accordance with the discretion of the persons named on the BLUE proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

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REVOCATION OF PROXIES

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy), by voting again by telephone or through the Internet, by delivering a written notice of revocation, or by signing and delivering a subsequently dated proxy which is properly completed. The revocation may be delivered either to Land & Buildings in care of D.F. King at the address set forth on the back cover of this Proxy Statement or to the Company at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to Land & Buildings in care of D.F. King at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Common Stock. Additionally, D.F. King may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

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SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Land & Buildings. Proxies may be solicited by mail, facsimile, telephone, Internet, in person and by advertisements.

Members of Land & Buildings have entered into an agreement with D.F. King for solicitation and advisory services in connection with this solicitation, for which D.F. King will receive a fee not to exceed $[_____], together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. D.F. King will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Land & Buildings has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Land & Buildings will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that D.F. King will employ approximately [__] persons to solicit stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Land & Buildings. Costs of this solicitation of proxies are currently estimated to be approximately $[_____] (including, but not limited to, fees for attorneys, solicitors and other advisors, and other costs incidental to the solicitation). Land & Buildings estimates that through the date hereof its expenses in connection with this solicitation are approximately $[_____]. Land & Buildings intends to seek reimbursement from the Company of all expenses it incurs in connection with this solicitation. Land & Buildings does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

The Members of Land & Buildings and the Nominees are participants in this solicitation.

The principal business of each of L&B Capital, a Delaware limited partnership, and L&B Opportunity, a Delaware limited partnership, is serving as a private investment fund. The principal business of L&B GP, a Delaware limited partnership, is serving as the general partner of each of L&B Capital and L&B Opportunity. The principal business of L&B Management, a Delaware limited liability company, is serving as the investment manager of each of L&B Capital and L&B Opportunity and as the investment advisor of the Managed Accounts. Mr. Litt serves as the managing principal of L&B Management.

The address of the principal office of each of L&B Capital, L&B Opportunity, L&B GP, and L&B Management is 1 Landmark Square, 7th Floor, Stamford, Connecticut 06901.

As of the date hereof, L&B Capital directly owns 1,456,967 shares of Common Stock. As of the date hereof, L&B Opportunity directly owns 1,614,937 shares of Common Stock. As of the date hereof, 4,276,742 shares of Common Stock were held in the Managed Accounts. L&B GP, as the general partner of each of L&B Capital and L&B Opportunity, may be deemed the beneficial owner of an aggregate of 3,071,904 shares of Common Stock, owned by L&B Capital and L&B Opportunity. L&B Management, as the investment manager of each of L&B Capital and L&B Opportunity, and as the investment advisor of the Managed Accounts, may be deemed the beneficial owner of an aggregate of 7,348,646 shares of Common Stock, owned by L&B Capital and L&B Opportunity and held in the Managed Accounts. Mr. Litt, as the managing principal of L&B Management, which is the investment manager of each of L&B Capital and L&B Opportunity and the investment advisor of the Managed Accounts, may be deemed the beneficial owner of an aggregate of 7,348,646 shares of Common Stock, owned by L&B Capital and L&B Opportunity and held in the Managed Accounts.

26

Each participant in this solicitation disclaims beneficial ownership of the shares of Common Stock he or it does not directly own. For information regarding purchases and sales of securities of the Company during the past two years by the participants in this solicitation, see Schedule I.

The shares of Common Stock purchased by each of L&B Capital, L&B Opportunity, and held in the Managed Accounts were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in the open market, except as otherwise noted on Schedule I.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting.

There are no material proceedings to which any participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

OTHER MATTERS AND ADDITIONAL INFORMATION

Land & Buildings is unaware of any other matters to be considered at the Annual Meeting. However, should other matters, which Land & Buildings is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed BLUE proxy card will vote on such matters in their discretion.

Stockholder PROPOSALS

According to the Company’s proxy statement, any stockholder proposal intended to be included in the Company's proxy statement and form of proxy for the 2020 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company no later than __________, 2020 and must meet the requirements as to form and substance set forth in the rules and regulations of the SEC, including Rule 14a-8. Such proposals must be delivered or mailed to the Company’s Secretary at the address noted below.

27

According to the Company’s proxy statement, proposals and director nominations of stockholders intended to be considered at the 2020 annual meeting of stockholders, other than by means of inclusion in the Company’s proxy statement and form of proxy card under Rule 14a-8 and the proxy access bylaws, must be received at the Company’s principal executive offices no earlier than _________, 2020 and no later than the close of business on __________, 2020 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of the Annual Meeting). If the 2020 annual meeting of stockholders is called for a date that is not within 25 days before or after ______, 2020 (i.e., the first anniversary of the Annual Meeting date), the notice must be received at the Company’s principal executive offices no earlier than the close of business on the 90th day prior to the 2020 annual meeting of stockholders and not later than the close of business on the later of the 60th day prior to the 2020 annual meeting of stockholders or the tenth day following the day on which such notice of the date of the 2020 annual meeting of stockholders is mailed or such public disclosure of the date of the 2020 annual meeting of stockholders is made, whichever first occurs. Such proposals or nominations must be delivered or mailed to the Company’s Secretary at Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, Attention: Secretary.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2020 annual meeting of stockholders is based on information contained in the Company’s proxy statement. The incorporation of this information in this proxy statement should not be construed as an admission by Land & Buildings that such procedures are legal, valid or binding.

ADDITIONAL INFORMATION

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING based on reliance on Rule 14a-5(c). THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION. SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

Land & Buildings Capital Growth Fund, LP

__________________, 2019

28

SCHEDULE I

TRANSACTIONS IN SECURITIES OF the Company
DURING THE PAST TWO YEARS

Nature of the Transaction	Securities Purchased/(Sold)	Date of Purchase/Sale

Land & Buildings Capital Growth Fund, LP

Purchase of Common Stock	70,400	07/26/2017
Purchase of Common Stock	70,400	07/27/2017
Purchase of Common Stock	46,900	07/28/2017
Purchase of Common Stock	199,600	08/03/2017
Purchase of Common Stock	124,500	08/08/2017
Purchase of Common Stock	17,500	08/31/2017
Purchase of Common Stock	87,800	09/18/2017
Purchase of Common Stock	91,600	09/19/2017
Purchase of Common Stock	94,000	09/25/2017
Purchase of Common Stock	154,900	11/09/2017
Purchase of Common Stock	91,100	12/18/2017
Purchase of Common Stock	16,000	12/19/2017
Purchase of Common Stock	61,000	12/20/2017
Purchase of Common Stock	46,600	12/21/2017
Sale of Common Stock	(134,800)	12/29/2017
Purchase of Common Stock	57,300	01/22/2018
Purchase of Common Stock	17,200	01/23/2018
Sale of Common Stock	(26,900)	02/14/2018
Sale of Common Stock	(84,800)	02/15/2018
Sale of Common Stock	(227,000)	02/22/2018
Sale of Common Stock	(75,600)	02/23/2018
Purchase of Common Stock	55,100	03/02/2018

I-1

Purchase of Common Stock	81,100	03/05/2018
Purchase of Common Stock	134,000	03/05/2018
Purchase of Common Stock	132,100	03/06/2018
Sale of Common Stock	(75,700)	03/08/2018
Sale of Common Stock	(53,300)	03/09/2018
Sale of Common Stock	(30,800)	03/15/2018
Sale of Common Stock	(17,900)	03/19/2018
Sale of Common Stock	(14,900)	03/20/2018
Sale of Common Stock	(72,400)	03/21/2018
Sale of Common Stock	(4,300)	03/22/2018
Purchase of Common Stock	114,600	03/29/2018
Purchase of Common Stock	30,000	04/02/2018
Purchase of Common Stock	67,000	04/11/2018
Purchase of Common Stock	19,800	04/27/2018
Sale of Common Stock	(231,900)	05/01/2018
Purchase of Common Stock	209,400	05/08/2018
Purchase of Common Stock	62,900	05/08/2018
Purchase of Common Stock	116,200	05/17/2018
Purchase of Common Stock	66,100	05/18/2018
Sale of Common Stock	(91,600)	06/07/2018
Sale of Common Stock	(23,600)	06/08/2018
Sale of Common Stock	(16,460)	06/27/2018
Sale of Common Stock	(9,712)	06/28/2018
Sale of Common Stock	(67,388)	08/29/2018
Sale of Common Stock	(2,992)	08/30/2018
Sale of Common Stock	(32,320)	08/31/2018
Sale of Common Stock	(31,050)	09/25/2018
Sale of Common Stock	(31,050)	09/26/2018
Sale of Common Stock	(70,100)	09/27/2018
Sale of Common Stock	(71,100)	10/05/2018

I-2

Sale of Common Stock	(190,993)	11/06/2018
Sale of Common Stock	(7,522)	11/07/2018
Sale of Common Stock	(10,077)	11/08/2018
Sale of Common Stock	(75,101)	11/09/2018
Sale of Common Stock	(42,313)	11/12/2018
Sale of Common Stock	(8,238)	12/12/2018
Sale of Common Stock	(17,968)	12/13/2018
Sale of Common Stock	(2,956)	12/14/2018
Sale of Common Stock	(44,511)	01/15/2019
Sale of Common Stock	(64,989)	01/16/2019
Sale of Common Stock	(15,130)	01/17/2019
Sale of Common Stock	(14,370)	01/18/2019
Sale of Common Stock	(21,400)	01/22/2019
Sale of Common Stock	(50,900)	01/28/2019
Sale of Common Stock	(51,600)	02/04/2019
Sale of Common Stock	(16,547)	02/05/2019
Sale of Common Stock	(20,012)	02/06/2019
Sale of Common Stock	(16,409)	02/07/2019
Sale of Common Stock	(10,911)	02/08/2019
Sale of Common Stock	(25,331)	02/11/2019
Sale of Common Stock	(13,890)	02/12/2019
Purchase of Common Stock	125,900	02/15/2019
Purchase of Common Stock	19,748	02/19/2019
Purchase of Common Stock	26,230	02/20/2019
Purchase of Common Stock	15,061	02/21/2019
Purchase of Common Stock	40,557	04/09/2019
Purchase of Common Stock	46,016	04/10/2019
Purchase of Common Stock	60,807	04/11/2019
Purchase of Common Stock	78,708	04/12/2019
Purchase of Common Stock	56,200	04/15/2019

I-3

Purchase of Common Stock	22,412	04/16/2019
Sale of Common Stock	(71,178)	04/22/2019
Sale of Common Stock	(70,722)	04/23/2019
Sale of Common Stock	(43,966)	04/29/2019
Sale of Common Stock	(47,612)	04/30/2019
Sale of Common Stock	(50,322)	05/01/2019
Sale of Common Stock	(83,591)	05/03/2019
Sale of Common Stock	(44,109)	05/06/2019
Purchase of Common Stock	129,671	05/07/2019
Purchase of Common Stock	104,044	05/08/2019
Purchase of Common Stock	84,779	05/09/2019
Purchase of Common Stock	82,280	05/10/2019
Purchase of Common Stock	18,880	06/25/2019
Sale of Common Stock	(30,619)	06/25/2019
Purchase of Common Stock	48,841	06/26/2019
Purchase of Common Stock	19,610	06/27/2019
Purchase of Common Stock	25,921	06/28/2019
Purchase of Common Stock	39,119	07/01/2019

Purchase of Common Stock	22,123	07/02/2019
Purchase of Common Stock	6,190	07/03/2019
Purchase of Common Stock	20,981	07/05/2019
Purchase of Common Stock	25,880	07/12/2019
Purchase of Common Stock	20,562	08/26/2019
Purchase of Common Stock	94,838	08/27/2019
Purchase of Common Stock	34,600	08/30/2019

Land & Buildings Investment Management, LLC

(Through the Managed Accounts)

Purchase of Common Stock	120,000	07/26/2017
Purchase of Common Stock	120,000	07/27/2017
Purchase of Common Stock	91,100	07/28/2017
Purchase of Common Stock	450,400	08/03/2017
Purchase of Common Stock	91,300	08/07/2017
Purchase of Common Stock	222,640	08/08/2017
Purchase of Common Stock	33,107	08/31/2017
Purchase of Common Stock	148,200	09/18/2017

I-4

Purchase of Common Stock	198,200	09/19/2017
Purchase of Common Stock	53,500	09/21/2017
Purchase of Common Stock	92,000	09/25/2017
Purchase of Common Stock	211,300	11/01/2017
Purchase of Common Stock	144,000	11/09/2017
Purchase of Common Stock	49,000	11/15/2017
Purchase of Common Stock	273,700	12/01/2017
Sale of Common Stock	(85,300)	12/05/2017
Purchase of Common Stock	202,193	12/18/2017
Purchase of Common Stock	35,407	12/19/2017
Purchase of Common Stock	135,520	12/20/2017
Purchase of Common Stock	103,380	12/21/2017
Purchase of Common Stock	104,992	01/02/2018
Purchase of Common Stock	68,673	01/22/2018
Purchase of Common Stock	20,727	01/23/2018
Sale of Common Stock	(67,265)	02/14/2018
Sale of Common Stock	(211,434)	02/15/2018
Sale of Common Stock	(565,800)	02/22/2018
Sale of Common Stock	(166,304)	02/23/2018
Sale of Common Stock	(164,800)	02/27/2018
Purchase of Common Stock	134,800	03/02/2018
Purchase of Common Stock	295,300	03/05/2018
Purchase of Common Stock	97,100	03/06/2018
Sale of Common Stock	(159,536)	03/08/2018
Sale of Common Stock	(112,564)	03/09/2018
Purchase of Common Stock	94,700	03/13/2018
Sale of Common Stock	(66,807)	03/15/2018
Sale of Common Stock	(38,600)	03/19/2018
Sale of Common Stock	(32,643)	03/20/2018
Sale of Common Stock	(157,450)	03/21/2018

I-5

Sale of Common Stock	(9,480)	03/22/2018
Purchase of Common Stock	256,212	03/29/2018
Purchase of Common Stock	66,988	04/02/2018
Purchase of Common Stock	402,400	04/11/2018
Purchase of Common Stock	119,183	04/27/2018
Sale of Common Stock	(554,290)	05/01/2018
Purchase of Common Stock	1,014,200	05/08/2018
Purchase of Common Stock	118,392	05/17/2018
Purchase of Common Stock	67,108	05/18/2018
Sale of Common Stock	(200,224)	06/07/2018
Sale of Common Stock	(51,576)	06/08/2018
Sale of Common Stock	(36,579)	06/27/2018
Sale of Common Stock	(21,584)	06/28/2018
Sale of Common Stock	(108,100)	08/16/2018
Sale of Common Stock	(125,066)	08/29/2018
Sale of Common Stock	(5,553)	08/30/2018
Sale of Common Stock	(59,981)	08/31/2018
Sale of Common Stock	(147,750)	09/25/2018
Sale of Common Stock	(147,750)	09/26/2018
Sale of Common Stock	(59,400)	09/27/2018
Sale of Common Stock	(34,850)	10/01/2018
Sale of Common Stock	(161,800)	10/05/2018
Sale of Common Stock	(69,300)	10/08/2018
Sale of Common Stock	(82,500)	10/19/2018
Sale of Common Stock	(37,600)	10/22/2018
Sale of Common Stock	(21,900)	10/24/2018
Purchase of Common Stock	12,200	10/25/2018
Sale of Common Stock	(362,933)	11/06/2018
Sale of Common Stock	(14,297)	11/07/2018
Sale of Common Stock	(19,154)	11/08/2018

I-6

Sale of Common Stock	(142,749)	11/09/2018
Sale of Common Stock	(80,340)	11/12/2018
Sale of Common Stock	(29,600)	11/13/2018
Sale of Common Stock	(15,423)	12/12/2018
Sale of Common Stock	(33,619)	12/13/2018
Sale of Common Stock	(5,539)	12/14/2018
Sale of Common Stock	(7,200)	12/21/2018
Sale of Common Stock	(7,200)	12/24/2018
Sale of Common Stock	(82,599)	01/15/2019
Sale of Common Stock	(120,601)	01/16/2019
Sale of Common Stock	(28,119)	01/17/2019
Sale of Common Stock	(26,708)	01/18/2019
Sale of Common Stock	(39,773)	01/22/2019
Sale of Common Stock	(94,600)	01/28/2019
Sale of Common Stock	(28,900)	02/04/2019
Sale of Common Stock	(32,260)	02/05/2019
Sale of Common Stock	(39,015)	02/06/2019
Sale of Common Stock	(31,990)	02/07/2019
Sale of Common Stock	(21,273)	02/08/2019
Sale of Common Stock	(49,382)	02/11/2019
Sale of Common Stock	(27,080)	02/12/2019
Purchase of Common Stock	266,600	02/15/2019
Purchase of Common Stock	41,725	02/19/2019
Purchase of Common Stock	55,424	02/20/2019
Purchase of Common Stock	31,822	02/21/2019
Purchase of Common Stock	106,456	04/09/2019
Purchase of Common Stock	120,786	04/10/2019
Purchase of Common Stock	159,610	04/11/2019
Purchase of Common Stock	206,602	04/12/2019
Purchase of Common Stock	147,518	04/15/2019

I-7

Purchase of Common Stock	58,828	04/16/2019
Sale of Common Stock	(155,599)	04/22/2019
Sale of Common Stock	(154,601)	04/23/2019
Sale of Common Stock	(93,448)	04/29/2019
Sale of Common Stock	(101,195)	04/30/2019
Sale of Common Stock	(106,957)	05/01/2019
Sale of Common Stock	(194,871)	05/03/2019
Sale of Common Stock	(102,829)	05/06/2019
Purchase of Common Stock	277,721	05/07/2019
Purchase of Common Stock	223,653	05/08/2019
Purchase of Common Stock	182,243	05/09/2019
Purchase of Common Stock	176,870	05/10/2019
Purchase of Common Stock	44,589	06/25/2019
Purchase of Common Stock	115,345	06/26/2019
Purchase of Common Stock	46,311	06/27/2019
Purchase of Common Stock	61,216	06/28/2019
Purchase of Common Stock	92,385	07/01/2019

Purchase of Common Stock	50,537	07/02/2019
Purchase of Common Stock	855	07/02/2019
Purchase of Common Stock	855	07/02/2019
Purchase of Common Stock	14,141	07/03/2019
Purchase of Common Stock	239	07/03/2019
Purchase of Common Stock	239	07/03/2019
Purchase of Common Stock	47,928	07/05/2019
Purchase of Common Stock	3,409	07/05/2019
Purchase of Common Stock	3,409	07/05/2019
Purchase of Common Stock	59,119	07/12/2019
Purchase of Common Stock	14,290	07/12/2019
Purchase of Common Stock	15,445	07/12/2019
Purchase of Common Stock	82,910	07/15/2019
Purchase of Common Stock	89,615	07/15/2019
Purchase of Common Stock	46,487	08/26/2019
Purchase of Common Stock	224	08/26/2019
Purchase of Common Stock	214,413	08/27/2019
Purchase of Common Stock	1,036	08/27/2019
Sale of Common Stock	(125,000)	08/29/2019
Sale of Common Stock	(25,920)	08/29/2019
Purchase of Common Stock	78,000	08/30/2019
Purchase of Common Stock	2,390	08/30/2019

I-8

L & B Real Estate Opportunity Fund, LP

Purchase of Common Stock	54,700	07/26/2017
Purchase of Common Stock	54,700	07/27/2017
Purchase of Common Stock	36,700	07/28/2017
Purchase of Common Stock	157,700	08/03/2017
Purchase of Common Stock	95,200	08/08/2017
Purchase of Common Stock	14,100	08/31/2017
Purchase of Common Stock	53,200	09/18/2017
Purchase of Common Stock	65,900	09/19/2017
Purchase of Common Stock	67,000	09/25/2017
Purchase of Common Stock	99,300	11/09/2017

Purchase of Common Stock	190,000	11/15/2017
Purchase of Common Stock	62,000	12/18/2017
Purchase of Common Stock	10,900	12/19/2017
Purchase of Common Stock	85,100	12/20/2017
Purchase of Common Stock	64,900	12/21/2017
Purchase of Common Stock	40,800	01/22/2018
Purchase of Common Stock	12,300	01/23/2018
Sale of Common Stock	(24,200)	02/14/2018
Sale of Common Stock	(76,300)	02/15/2018
Sale of Common Stock	(204,200)	02/22/2018
Sale of Common Stock	(68,000)	02/23/2018
Purchase of Common Stock	11,000	03/02/2018
Purchase of Common Stock	16,200	03/05/2018
Purchase of Common Stock	92,900	03/05/2018
Purchase of Common Stock	10,000	03/06/2018
Sale of Common Stock	(57,300)	03/08/2018
Sale of Common Stock	(40,300)	03/09/2018
Sale of Common Stock	(23,200)	03/15/2018
Sale of Common Stock	(13,500)	03/19/2018
Sale of Common Stock	(11,300)	03/20/2018
Sale of Common Stock	(54,800)	03/21/2018
Sale of Common Stock	(3,300)	03/22/2018
Purchase of Common Stock	78,000	03/29/2018
Purchase of Common Stock	20,400	04/02/2018
Purchase of Common Stock	170,600	04/11/2018
Purchase of Common Stock	50,500	04/27/2018
Sale of Common Stock	(196,600)	05/01/2018
Purchase of Common Stock	169,800	05/08/2018
Purchase of Common Stock	51,000	05/08/2018
Purchase of Common Stock	111,700	05/17/2018

I-9

Purchase of Common Stock	63,500	05/18/2018
Sale of Common Stock	(78,200)	06/07/2018
Sale of Common Stock	(20,200)	06/08/2018
Sale of Common Stock	(14,069)	06/27/2018
Sale of Common Stock	(8,301)	06/28/2018
Sale of Common Stock	(57,546)	08/29/2018
Sale of Common Stock	(2,555)	08/30/2018
Sale of Common Stock	(27,599)	08/31/2018
Sale of Common Stock	(26,550)	09/25/2018
Sale of Common Stock	(65,000)	10/05/2018
Sale of Common Stock	(174,676)	11/06/2018
Sale of Common Stock	(6,881)	11/07/2018
Sale of Common Stock	(9,218)	11/08/2018
Sale of Common Stock	(68,701)	11/09/2018
Sale of Common Stock	(38,669)	11/12/2018
Sale of Common Stock	(7,539)	12/12/2018
Sale of Common Stock	(16,429)	12/13/2018
Sale of Common Stock	(2,705)	12/14/2018
Sale of Common Stock	(40,690)	01/15/2019
Sale of Common Stock	(59,410)	01/16/2019
Sale of Common Stock	(13,851)	01/17/2019
Sale of Common Stock	(13,157)	01/18/2019
Sale of Common Stock	(19,592)	01/22/2019
Sale of Common Stock	(3,800)	01/28/2019
Sale of Common Stock	(25,000)	02/04/2019
Sale of Common Stock	(16,595)	02/05/2019
Sale of Common Stock	(20,071)	02/06/2019
Sale of Common Stock	(16,457)	02/07/2019
Sale of Common Stock	(10,943)	02/08/2019
Sale of Common Stock	(25,404)	02/11/2019

I-10

Sale of Common Stock	(13,930)	02/12/2019
Sale of Common Stock	137,100	02/15/2019
Purchase of Common Stock	35,390	02/19/2019
Purchase of Common Stock	47,009	02/20/2019
Purchase of Common Stock	26,991	02/21/2019
Purchase of Common Stock	64,089	04/09/2019
Purchase of Common Stock	72,716	04/10/2019
Purchase of Common Stock	96,089	04/11/2019
Purchase of Common Stock	124,380	04/12/2019
Purchase of Common Stock	88,810	04/15/2019
Purchase of Common Stock	35,416	04/16/2019
Sale of Common Stock	(85,223)	04/22/2019
Sale of Common Stock	(84,677)	04/23/2019
Sale of Common Stock	(53,386)	04/29/2019
Sale of Common Stock	(57,811)	04/30/2019
Sale of Common Stock	(61,103)	05/01/2019
Sale of Common Stock	(110,953)	05/03/2019
Sale of Common Stock	(58,547)	05/06/2019
Purchase of Common Stock	142,016	05/07/2019
Purchase of Common Stock	114,215	05/08/2019
Purchase of Common Stock	93,068	05/09/2019
Purchase of Common Stock	90,324	05/10/2019
Purchase of Common Stock	63,500	05/17/2019
Sale of Common Stock	(84,400)	06/11/2019
Purchase of Common Stock	18,850	06/25/2019
Sale of Common Stock	(28,854)	06/25/2019
Purchase of Common Stock	48,763	06/26/2019
Purchase of Common Stock	19,579	06/27/2019
Purchase of Common Stock	25,879	06/28/2019
Purchase of Common Stock	39,057	07/01/2019
Purchase of Common Stock	22,088	07/02/2019
Purchase of Common Stock	6,181	07/03/2019
Purchase of Common Stock	20,948	07/05/2019
Purchase of Common Stock	25,838	07/12/2019
Purchase of Common Stock	20,686	08/26/2019
Purchase of Common Stock	95,414	08/27/2019
Purchase of Common Stock	34,500	08/30/2019

I-11

SCHEDULE II

The following table is reprinted from the Company’s proxy statement filed with the Securities and Exchange Commission on ___________, 2019.

II-1

IMPORTANT

Tell the Board what you think! Your vote is important. No matter how many shares of Common Stock you own, please give Land & Buildings your proxy “FOR” the election of the Nominees, “FOR” the Independent Chairman Proposal, and in accordance with Land & Buildings’ recommendations on the other proposals on the agenda for the Annual Meeting by taking these three steps:

●	SIGNING the enclosed BLUE proxy card;
●	DATING the enclosed BLUE proxy card; and
●	MAILING the enclosed BLUE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed BLUE voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact D.F. King at the address set forth below.

If you have any questions, require assistance in voting your BLUE proxy card,

or need additional copies of Land & Buildings’ proxy materials,

please contact D.F. King at the phone numbers listed below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 714-3312

Email: bkd@dfking.com

BLUE PROXY CARD

 PRELIMINARY COPY SUBJECT TO COMPLETION
DATED SEPTEMBER 3, 2019

Brookdale Senior Living, Inc.

2019 ANNUAL MEETING OF StockholderS

THIS PROXY IS SOLICITED ON BEHALF OF land & buildings capital growth fund, lp, and the other participants in its solicitation

THE BOARD OF DIRECTORS OF Brookdale Senior Living, Inc.
IS NOT SOLICITING THIS PROXY

P    R    O    X    Y

The undersigned appoints Jonathan Litt, Craig Melcher, Steve Wolosky, Meagan Reda and Edward McCarthy, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock, par value $0.01 (the “Common Stock”), of Brookdale Senior Living, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the 2019 Annual Meeting of Stockholders of the Company scheduled to be held on __________, 2019 at _:___ _.m., Central Time, at ______________ (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Land & Buildings Capital Growth Fund, LP (“Land & Buildings”), a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2, [‘FOR”/“AGAINST”] PROPOSAL 3, “FOR” PROPOSAL 4, “FOR” PROPOSAL 5, AND [‘FOR”/“AGAINST”] PROPOSAL 6.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with Land & Buildings’ solicitation of proxies for the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

BLUE PROXY CARD

[X] Please mark vote as in this example

LAND & BUILDINGS STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL 1 AND IN FAVOR OF PROPOSALS 2 AND 5.  LAND & BUILDINGS MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSALS 3, 4 AND 6.

1.	To elect Land & Buildings’ nominees, James F. Flaherty III and Jonathan Litt, as directors of the Company:

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL NOMINEE(S) EXCEPT WRITTEN BELOW
Nominees:	James F. Flaherty III Jonathan Litt	☐	☐	☐ ______________

Land & Buildings does not expect that the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by this proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law. In addition, Land & Buildings has reserved the right to nominate substitute person(s) if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, we would identify and properly nominate such substitute nominee(s) in accordance with the Bylaws and shares of Common Stock represented by this proxy card will be voted for such substitute nominee(s).

2.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to accelerate annual elections of Class II directors.
☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	To approve, on an advisory basis, the Company’s named executive officer compensation.
☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019.
☐ FOR	☐ AGAINST	☐ ABSTAIN

BLUE PROXY CARD

5.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to facilitate implementation of a majority voting standard for uncontested elections of directors.
☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	To approve the Amended and Restated Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan.
☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED: ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.